Exhibit 2.5

PURCHASE AND SALE AGREEMENT

by and among

SUNRISE SENIOR LIVING INTERNATIONAL LIMITED PARTNERSHIP,

MORGAN STANLEY REAL ESTATE FUND VI SPECIAL-A INTERNATIONAL, L.P.,

MSREF VI SPECIAL-B C.V.,

MORGAN STANLEY REAL ESTATE FUND VI INTERNATIONAL-T, L.P.,

MSREF VI TE C.V., and

MORGAN STANLEY REAL ESTATE INVESTORS VI INTERNATIONAL, L.P.

August 22, 2012

i

EXHIBITS

A                 Structure Chart

B.                Facilities and Real Property Descriptions

C.                Holdco Propcos, Holdco Opcos, Holdco Carecos, Holdco Leases

D.               Holdco II Propcos, Holdco II Opcos, Holdco II Carecos, Holdco II Leases

E.                 Form of Assignment and Assumption of Interest Agreement

F.                 Disclosure Statement

G.                Holdco Loan Documents

H.               Holdco II Loan Documents

I.                    Intentionally Omitted

J.                   Intentionally Omitted

K.               Intentionally Omitted

L.                 Loan Modification Letter of Intent

M.            Seller’s Ownership Interests

N.               Intentionally Omitted

O.               Form of Mutual Release

P.                 Intentionally Omitted

Q.               Documents Required in Connection with Alternative Transaction

R.                Pro forma HOLDCO II Balance Sheet for purpose of calculating NAV adjustment

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of the 22nd day of August, 2012 (the “Contract Date”), by and among Sunrise Senior Living International Limited Partnership, acting by its general partner Sunrise Senior Living Jersey Limited (“Purchaser”) and Morgan Stanley Real Estate Fund VI Special-A International, L.P., (“MSREF-A”), Morgan Stanley Real Estate Fund VI International-T, L.P., (“MSREF-T”), and Morgan Stanley Real Estate Investors VI International, L.P. (“MSREF Investors-VI”) acting by their general partner MSREF VI International-GP, L.L.C.; MSREF VI Special-B C.V., (“MSREF-B”), acting by MSREF VI Special-B GP LLC, its General Partner and MSREF VI TE C.V., (“MSREF-TE”), acting by MSREF VI TE Coop-GP LLC, its General Partner (and together with MSREF-A, MSREF-B, MSREF-T and MSREF Investors-VI, “Seller”).  Certain capitalized terms used herein are defined in Section 1.01.

RECITALS:

A.                                   Dawn General Partner Limited is currently owned by (i) Purchaser, as holder of a 10% stock interest and (ii) Seller, as holder of a 90% stock interest, as further detailed on the structure chart attached hereto as Exhibit A.  Dawn Limited Partnership (the “LP”) is currently owned by (i) Purchaser, as holder of a 9.8069% partnership interest and (ii) Seller, as holder of a 90.1931% partnership interest, as further detailed on the structure chart attached hereto as Exhibit A.

B.                                     The LP is the indirect owner of the freehold interests and leasehold interests, as applicable, in the senior care facilities listed on Exhibit B attached hereto.

C.                                     The GP is governed by that certain Subscription and Shareholders’ Agreement relating to Dawn General Partner Limited dated as of July 31, 2007 (the “GP Agreement”).

D.                                    The LP is governed by that certain Limited Partnership Agreement dated as of July 31, 2007 (the “LP Agreement” and together with the GP Agreement, the “JV Agreement”)

E.                                      The LP is the owner of 100% of the issued share capital in Dawn Holdco Limited (“Holdco”) and the owner of 100% of the issued share capital in Dawn Holdco II Limited (“Holdco II”)

F.                                      Holdco is the owner of 100% of the issued share capital in the entities listed on Exhibit C attached hereto as an owner of the interest (the “Holdco Propcos”), in the facility listed opposite its name on Exhibit C (the “Holdco Facilities”) and owner of 100% of the issued share capital in Dawn Opco Limited (“Dawn Opco”).

G.                                     Holdco II is the owner of 100% of the issued share capital in the entities listed on Exhibit D attached hereto as a freehold owner (the “Holdco II Propcos”), each of which is the freehold owner of the facility listed opposite its name on Exhibit D (the “Holdco II

Facilities”; and together with the Holdco Facilities, the “Facilities”) and the owner of 100% of the issued share capital in Dawn Opco II Limited (“Dawn Opco II”).

H.                                    Dawn Opco is the owner of 100% of the issued share capital in the entities listed on Exhibit C attached hereto as an Opco (the “Holdco Opcos”), each of which is the tenant under a lease with the applicable Holdco Propco for the applicable Holdco Facility as more particularly set forth on Exhibit C.

I.                                         Dawn Opco II is the owner of 100% of the issued share capital in the entities listed on Exhibit D attached hereto as a Opco (the “Holdco II Opcos”), each of which is the tenant under a lease with the applicable Holdco II Propco for the applicable Holdco II Facility as more particularly set forth on Exhibit D.

J.                                        Exhibit C lists all of the entities which provide certain care services to the Holdco Opcos (the “Holdco Carecos”) as identified on Exhibit C, each of which is owned by the applicable Holdco Opco to which it provides services and Exhibit D lists all of the entities which provide certain care services to the Holdco II Opcos (the “Holdco II Carecos”) as identified on Exhibit D, each of which is owned by the applicable Holdco II Opco to which it provides services.

K.                                    Pursuant to a separate management agreement and related documents for each Facility, each of the Facilities is managed by Sunrise Senior Living Limited, an Affiliate of Purchaser (“Manager”).

L.                                      At Closing, at Purchaser’s election, Purchaser intends to (i) purchase or cause the purchase, of Seller’s Interest and Seller’s Newco Interest or (ii) cause the Alternative Transaction to occur, and Seller has agreed to sell Seller’s Interest and Seller’s Newco Interest and to cooperate in the Alternative Transaction pursuant to the terms and conditions set forth herein, and upon receipt of the Purchase Price, Seller has agreed to withdraw from the LP, the GP, the Newco LP and the Newco GP pursuant to the terms and conditions set forth herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

INTERPRETATION

Section 1.01.                             Defined Terms.  As used herein, the following terms shall have the meanings indicated:

Affiliate:  With respect to any specified Person that is not an individual, another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person; provided, however, the GP, the LP, the Newco GP and the Newco LP shall not be considered to be an Affiliate of Seller or Purchaser.

Anti-Bribery Law:  (i) the US Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, (ii) the UK Bribery Act 2010 and (iii) any other law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption.

Assignment and Assumption of Interest Agreement:  Assignment and Assumption Agreement substantially in the form of Exhibit E.

Balance Sheet Assets: The total consolidated current assets of Holdco II and its subsidiaries identified as current assets (and subject to the treatments ascribed thereto) in the pro forma “HOLDCO II Balance Sheet for purpose of calculating NAV adjustment”, a copy of which is exhibited to this Agreement as Exhibit R.

Balance Sheet Liabilities: The total consolidated current liabilities of Holdco II and its subsidiaries identified as current liabilities (and subject to the treatments ascribed thereto) in the pro forma “HOLDCO II Balance Sheet for purpose of calculating NAV adjustment”, a copy of which is exhibited to this Agreement as Exhibit R.

Business Day:  Any day, other than a Saturday, a Sunday or a day on which banks in London, England or Jersey, Channel Islands are required or authorized to close.

Charter Documents:  (i) with respect to any Person which is a body corporate, the certificate of incorporation and memorandum and articles of association of such Person, (ii) with respect to any Person which is a limited partnership, the certificate of incorporation of the limited partnership, the declaration of limited partnership pursuant to Article 4 of the Limited Partnerships (Jersey) Law 1994 and the limited partnership agreement of such Person, and (iii) with respect to any Jersey body corporate or limited partnership, any consent issued pursuant to the Control of Borrowing (Jersey) Order 1958, in each case as such documents are amended from time to time.

Code:  The United States Internal Revenue Code of 1986, as amended.

Contract Date:  The date of this Agreement, set forth in the introductory paragraph.

Disclosure Statement: The Disclosure Statement prepared by Purchaser attached hereto as Exhibit F.

Documents:  This Agreement and all Exhibits hereto, and each other agreement, certificate or instrument delivered pursuant to this Agreement.

Down Payment: The sum of Five Million Pounds (£5,000,000) together with any interest earned thereon less for the purposes of Section 2.01(a) any deductions made from the Down Payment prior to its remittance by the Escrow Agent.

Economic Sanctions Law: Any economic or financial sanctions administered by OFAC, the US State Department, any other agency of the US government, the United Nations,

the European Union or any member state thereof, or any other national economic sanctions authority.

ERISA:  The Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent: Eversheds LLP.

Existing Holdco Financing:  The existing financing made by Holdco Lender with respect to the Holdco Facilities which is evidenced by the Holdco Loan Documents.

Existing Holdco II Financing:  The existing financing made by Holdco II Lender with respect to the Holdco II Facilities which is evidenced by the Holdco II Loan Documents.

Facility Agreements:  All contracts, leases, subleases, agreements, commitments and other arrangements, and any amendments or modifications thereof, used or useful in the operation of the Facilities as of the date hereof or made or entered into by the Holdco, Holdco II, Dawn Opco, Dawn Opco II, the Holdco Propcos, the Holdco II Propcos, the Holdco Opcos, the Holdco II Opcos, the Holdco Carecos, the Holdco II Carecos or Manager between the date hereof and the Closing Date in the ordinary course of business and otherwise in compliance with this Agreement and all Residence Agreements.

Facility Leases:  Collectively, the leases between each Holdco Propco and Holdco Opco and the leases between each Holdco II Propco and Holdco II Opco.  The Facility Leases are more particularly described on Exhibits C and D.

GAAP:  United States generally accepted accounting principles, consistently applied.

Governmental Authority: the government of any jurisdiction (or any political or administrative subdivision thereof) and any department, ministry, agency, instrumentality, court, central bank or other authority thereof; any public international organisation or supranational body (including without limitation the European Union) and its institutions, departments, agencies and instrumentalities; and any quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, tax or other governmental or quasi-governmental authority;

Governmental Entity:  Any governmental authority, agency, commission, board or public authority.

Government Official:  any official, employee or representative of, or any other person acting in an official capacity for or on behalf of any Governmental Authority, including any entity owned or controlled thereby; any political party or political candidate; or any public international organisation; and any candidate for political office or an person acting on his or her behalf;

Healthcare Permits:  All licenses, permits, certifications or approvals issued by Governmental Entities necessary for the Holdco Propcos, the Holdco Opcos, the Holdco

Carecos,  Holdco II Propcos, the Holdco II Opcos, the Holdco II Carecos and Manager to provide healthcare and other assisted living services to Residents as are provided or offered by such entities as of the Contract Date.

Holdco Lender:  Bank of Scotland plc, for itself and such other lenders a party to the Holdco Loan Documents from time to time.

Holdco II Lender:  Aeriance Investments S.A., for itself and such other lenders a party to the Holdco II Loan Documents from time to time.

Holdco Loan Documents: The documents, instruments and agreements described on Exhibit G attached hereto and made a part hereof.

Holdco II Loan Documents:  The documents, instruments and agreements described on Exhibit H attached hereto and made a part hereof.

Improvements: All buildings, structures, fixtures and other improvements located on the Land.

Land:  The land underlying the Facilities and described on Exhibit B.

Liabilities:  Liabilities, obligations, commitments or responsibilities of any nature whatsoever, whether direct or indirect, matured or unmatured, fixed or unfixed, known or unknown, accrued, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, Loss, Taxes, damage, deficiency, cost or expense, but excluding, with respect to the relationships among the parties to this Agreement created hereunder, consequential damages.

Licenses:  All certificates, licenses, and permits issued by Governmental Entities in connection with the ownership, leasing, use, occupancy, operation, and maintenance of the Facilities, including the Healthcare Permits, together with all consents issued pursuant to Jersey’s Control of Borrowing legislation (“COBO Consents”) and all authorizations, notifications or consents that may be required under the terms of any condition attaching to any such COBO Consent.

Lien:  Any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, voting trust agreement, community property interest, encumbrance, claim, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give or register any financing statement with respect to any assets or property under the law of any relevant jurisdiction.

LIBOR:  The display rate per annum of the offered quotation for deposits in sterling for a period of one month which appears on the appropriate page of the Reuters Screen

(or such other page as the parties may agree) at or about 11.00a.m. London time on the date on which the relevant payment is due.

Loss:  With respect to any Person, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages, and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third party claim, but excluding consequential damages.

Material Adverse Effect:  Any change, event, development or effect that individually or in the aggregate has a material adverse effect on (a) the assets, business, operations, capitalization, financial condition (including Liabilities) or results of operations of the GP, the LP, Holdco, Holdco II, Dawn Opco, Dawn Opco II, the Holdco Propcos, the Holdco II Propcos, the Holdco Opcos, the Holdco II Opcos, the Holdco Carecos, the Holdco II Carecos, the Facilities, or the Real Property in the aggregate or (b) the ability of the parties to consummate the transactions contemplated by this Agreement.

Net Asset Value: means the aggregate amount of the Balance Sheet Assets as at Closing less the aggregate amount of the Balance Sheet Liabilities as at Closing.

Newco GP: shall mean the entity which may acquire the GP’s interest in Holdco which shall be owned by Seller and Purchaser and which shall be governed by documentation agreed to by Seller and Purchaser consistent with the terms hereof.

Newco LP: shall mean the entity which may acquire the LP’s interest in Holdco and which shall be owned by Seller and Purchaser and which shall be governed by documentation agreed to by Seller and Purchaser consistent with the terms hereof.

OFAC: The Office of Foreign Assets Control of the US Department of the Treasury.

Official: Any official, employee or representative of, or any other person acting in an official capacity for or on behalf of, any (i) government, including any entity owned or controlled thereby, (ii) political party, party official or political candidate, or (iii) public international organization.

Person:  Any individual, partnership, corporation, limited liability company, body corporate, trust or other legal entity.

Real Property:  The Land and the Improvements.

Residence Agreements:  All occupancy, residency, tenancy and similar written agreements entered into in the ordinary course of business with Residents, and all amendments, modifications, supplements, renewals, and extensions thereof.

Resident:  Each individual resident at the Facilities in his/her capacity as such.

Sanctioned Person: Any person, organization or vessel (i) designated on the OFAC list of Specially Designated Nationals and Blocked Persons, or on any list of targeted persons issued under the Economic Sanctions Law of any other country, (ii) that is, or is part of, a government of a Sanctioned Territory, (iii) owned or controlled by, or acting on behalf of, any of the foregoing, (iv) located within or operating from a Sanctioned Territory, or (v) otherwise targeted under any Economic Sanctions Law.

Sanctioned Territory: Any country or other territory subject to a general export, import, financial or investment embargo under Economic Sanctions Law, which countries, as of the date hereof, include Cuba, Iran, Sudan and Syria.

Seller’s Interest: All of Seller’s right, title and interest in the GP and the LP, together with all of Seller’s indirect right, title and interest in Holdco II, Dawn Opco II, the Holdco II Propcos, Holdco II Opcos, and the Holdco II Carecos.  If the Newco Transaction shall not occur prior to the Closing, then Seller’s Interest shall also include Seller’s indirect right, title and interest in Holdco, Dawn Opco, Holdco Propcos, the Holdco Opcos and the Holdco Carecos.

Seller’s Newco Interest: If the Newco Transaction shall occur prior to the Closing, all of Seller’s right, title and interest in Newco GP and Newco LP, together with all of Seller’s indirect right, title and interest in the Holdco, Dawn Opco, Holdco Propcos, the Holdco Opcos and the Holdco Carecos.

Specially Designated National or Blocked Person:  (i) A person or entity designated by the U.S. Department of the Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001 (the “Executive Order”), or (iii) a person or entity otherwise identified by a Governmental Entity or legal authority as a person with whom a United States Person is prohibited from transacting business.  As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

SSLI:  Sunrise Senior Living, Inc., a Delaware corporation.

Taxes:  All United States federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties, but excluding impact fees or other similar exactions levied or payable in connection with the development or operation of any of the Facilities and excluding special assessments.

United States Person:  (i) Any individual or business entity, regardless of location, that is a resident of the United States; (ii) any individual or business entity physically located within the United States; (iii) any business entity organized under the laws of the United States or of any state, territory, possession, or district thereof; and (iv) any business entity, wheresoever organized or doing business, which is owned or controlled by an individual or business entity specified in (i) or (iii) above.

Section 1.02.                            Additional Defined Terms.  As used herein, the following terms shall have the meanings defined in the recitals or sections indicated below:

Access Indemnified Parties	Section 3.01(b)
Additional Seller	Section 11.02(a)
Agreement	Preamble
Alternative Transaction	Section 2.01
Closing	Section 11.01
Closing Date	Section 3.03
Closing Distribution Period	Section 2.02
Closing Statement	Section 11.02(a)(v)
Dawn Opco	Recital F
Dawn Opco II	Recital G
Due Diligence Materials	Section 3.01(c)
Facilities	Recital G
Failure of Condition Notice	Section 13.02(c)
GP	Recital A
GP Agreement	Recital C
Guaranty	Section 10.02(d)
Holdco	Recital E
Holdco Carecos	Recital J
Holdco Facilities	Recital F
Holdco Opcos	Recital H
Holdco Propcos	Recital F
Holdco II	Recital E
Holdco II Carecos	Recital J
Holdco II Facilities	Recital G
Holdco II Opcos	Recital I
Holdco II Propcos	Recital G
Indemnified Party	Section 12.06(a)
Indemnifying Party	Section 12.06(a)
Loan Modification	Section 4.02

LP	Recital A
LP Agreement	Recital D
Manager	Recital K
Mutual Release	Section 11.02(a)(vii)
MSREF-A	Preamble
MSREF-B	Preamble
MSREF-T	Preamble
MSREF-TE	Preamble
MSREF Investors-VI	Preamble
Newco Transaction	Section 4.01
Purchaser	Preamble
Purchaser Default Notice	Section 13.02(b)
Purchase Price	Section 2.01(d)
Purchaser’s Objection Notice	Section 13.02(b)
Seller	Preamble
Seller Default Notice	Section 13.02(a)
Seller’s Interest	Recital A
Seller’s Failure of Condition Objection Notice	Section 13.02(c)
Seller’s Objection Notice	Section 13.02(a)
Term Sheet	Section 4.02

Section 1.03.                            Exhibits.  The inclusion of any information on any one exhibit will constitute disclosure of such information for all purposes hereunder, and information need not be repeated on multiple exhibits.

Section 1.04.                            The liability of each of MSREF-A, MSREF-T, MSREF Investors-VI, MSREF-B and MSREF-TE with respect to their respective liabilities as Seller shall be several and not joint or joint and several.

Article II.

AGREEMENT TO SELL AND PURCHASE SELLER’S INTEREST

Section 2.01.                            Sale of Seller’s Interest

(a)                                 Upon and subject to the terms and conditions provided herein, in consideration of the payment of the Purchase Price to Seller, Seller hereby agrees to sell to Purchaser or one or more of its designees, Seller’s Interest and Seller’s Newco Interest or, at Purchaser’s election, to cause to occur and cooperate with Purchaser to cause to occur and consummate the Alternative Transaction.  At the Closing, Purchaser will pay or cause to be paid, to Seller the Estimated Price as follows:  Purchaser shall pay (or cause to be paid) to Seller an amount equal to the Estimated Price less the Down Payment, which shall be credited and paid to Seller pursuant to Article XIII.

(b)                                At Purchaser’s election, in lieu of the sale of Seller’s Interest and Seller’s Newco Interest to Purchaser or one or more of its designees, Seller hereby agrees to cause and cooperate with Purchaser to cause and consummate the sale to Purchaser or its designee by each of Holdco, Holdco II (or the LP), Dawn Opco and Dawn Opco II of all of their respective direct and/or indirect legal and beneficial owner interests in the Holdco Propcos, the Holdco II Propcos, the Holdco Opcos, the Holdco II Opcos, the Holdco Carecos and the Holdco II Carecos (the “Alternative Transaction”); provided, however Seller shall not be obligated to cause the Alternative Transaction to occur or to cooperate with respect to the Alternative Transaction if (i) Seller determines in its good faith reasonable discretion that the occurrence of the Alternative Transaction (of itself or in connection with the Loan Modification or any other modification of the Existing Holdco Financing) will cause an adverse tax consequence (including an adverse US tax consequence) to Seller or to any direct or indirect equity holders of any of MSREF Investors-VI, MSREF-A, MSREF-B, MSREF-T or MSREF-TE and Seller provides to Purchaser satisfactory evidence (as determined by Purchaser in its reasonable discretion) of such adverse tax consequence, though Seller agrees to consider reasonably any indemnification or other proposal Purchaser may make to protect Seller and its direct and indirect equity holders from any such adverse tax consequence; or (ii) the Alternative Transaction (a) reduces the amount of the payment that would otherwise have been made under Section 2.02 or (b) causes Seller to receive by way of distribution of the purchase price under the Alternative Transaction a lesser amount than it would have received as the Purchase Price and Down Payment in each case if Seller had sold the Seller’s Interest and Seller’s Newco Interest, unless Purchaser agrees to pay on first demand by way of full indemnity an amount to Seller equal to such liability, reduction or shortfall as is referred to in (ii)(a) or (ii)(b); or (iii) Holdco Lender or Holdco II Lender or any other third party whose consent is required for the Alternative Transaction fails to consent to the Alternative Transaction.  If Seller is obligated pursuant to this section to cause to occur and cooperate with respect to the Alternative Transaction, then this Section shall be deemed an express grant of authority by Seller to Purchaser to take such actions and execute such documents as are reasonably necessary to cause the GP, the LP, Holdco, Holdco II, Dawn Opco, Dawn Opco II, the Holdco Propcos, the Holdco II Propcos, the Holdco Opcos, the Holdco II Opcos, the Holdco Carecos and the Holdco II Carecos to consummate the Alternative Transaction.  Notwithstanding that Closing constitutes an Alternative Transaction, the Purchase Price shall be paid to Seller.  If Seller is not obligated pursuant to this section to cause to occur and cooperate with respect to the Alternative Transaction, then Purchaser or one or more of its designees shall be obligated to purchase the Seller’s Interest and Seller’s Newco Interest.

(c)                                 If the Newco Transaction shall not occur prior to the Closing, then all references herein to Seller’s Newco Interest, Newco GP and Newco LP shall be of no force or effect and there shall be no obligations or requirements of Purchaser or Seller hereunder with respect to Newco GP or Newco LP.

(d)                                If any deduction or withholding is required by law to be made from any payment of the Purchase Price made by the Purchaser or one or more of its designees to the Seller under this Agreement then, except in relation to interest, the Purchaser shall pay, or cause any such designee to pay, the Seller such additional amount as will, after such deduction or withholding has been made, leave the Seller with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding; provided, however (without prejudice to any indemnification that may be agreed pursuant to section 2.01(b) in relation to the Alternative Transaction), nothing in this Agreement shall require Purchaser or any of its designees to pay or bear any taxes on ordinary income or capital gains that Seller may realize as a consequence of the transactions contemplated hereby, other than any such taxes that would not have arisen but for one or more designees of the Purchaser having purchased any part of Seller’s Interest, Seller’s Newco Interest or any interests sold pursuant to the Alternative Transaction instead of the Purchaser. To the extent that any deduction or withholding in respect of which an additional amount has been paid to the Seller under this section 2.01(d) results in the Seller being entitled to claim relief under any applicable double tax treaty, the Seller agrees to take reasonable steps to claim such relief and to pay to the Purchaser (or relevant designee), within ten (10) Business Days of obtaining the benefit of the relief, an amount equal to the lesser of the value of the relief obtained and the additional sum paid under this section 2.01(d).

(e)                                 The “Purchase Price” as used herein shall be the amount which results from taking the sum of (i) (x) 90.1931% of (y) the difference between £67,500,000 and the amount of principal outstanding from Holdco II and its subsidiaries in the aggregate as at Closing under the Holdco II Loan Documents (the “Holdco II Debt”) (together the “Initial Price”) and (ii) 90.1931% of the amount of the Net Asset Value if the Net Asset Value is greater than zero.

Section 2.02.                            Within five (5) days prior to Closing, Purchaser will deliver written notice to Seller which shall include a balance sheet in the form of Exhibit R setting out Purchaser’s calculation of the Initial Price plus its estimate of the amount (if any) payable in respect of the Net Asset Value under Section 2.01(e) above (the “Estimated Price”). The Estimated Price is the sum that shall be paid to Seller in connection with the consummation of Closing, though such amount shall be subject to post-Closing adjustment as provided in Section 2.03 and Schedule 2.03.

Section 2.03.                            The final Purchase Price shall be calculated after Closing on the basis set out in Schedule 2.03.  Any payments required to be made under the Financial Adjustments described in Schedule 2.03 shall be treated as adjusting the Estimated Price, thus resulting after such adjustment in the Purchase Price.  The Purchase Price shall be adopted for all tax reporting purposes.

Section 2.04.                             Down Payment.

(a)           Not later than three (3) Business Days after the Contract Date, Purchaser shall deposit with Escrow Agent the Down Payment.  The failure of the Down Payment to be timely deposited in accordance with this Section 2.04(a) shall render this Agreement immediately terminable at any time thereafter by Seller upon written notice to Purchaser and Escrow Agent, unless prior to such termination Purchaser makes the delinquent Down Payment and receives written acceptance thereof from Seller. The Down Payment shall be non-refundable when made except to the extent it is otherwise provided in this Agreement that Purchaser shall be entitled to the Down Payment.

(b)           The Down Payment shall be held, invested and, along with all interest and other amounts earned thereon, credited and disbursed in accordance with the provisions of Article XIII.

Article III.

DUE DILIGENCE

Section 3.01.                             Investigation of Facilities.  Purchaser and Manager may provide any assignee or designee (or potential assignee or designee) pursuant to this Agreement with the following rights of access for purposes of conducting due diligence with respect to the Facilities and the GP, the LP, Holdco, Holdco II and their respective Affiliates and Seller consents to the providing of such access, subject to the terms and conditions of this Section 3.01.

(a)           Purchaser may deliver, or direct Manager to deliver, to any assignee or designee (or potential assignee or designee) accurate and complete copies of all due diligence materials reasonably requested by such assignee or designee (or potential assignee or designee) that are in Purchaser’s, the GP’s, the LP’s, Holdco’s, Holdco II’s and their respective Affiliates, or Manager’s possession or under their respective direct or indirect control.

(b)           Subject to the rights of the Residents under the Residence Agreements, any assignee or designee (or potential assignee or designee) and their respective agents, contractors and representatives, shall have the right to enter onto the Facilities prior to Closing for purposes of conducting property surveys, environmental studies, engineering tests and such similar property-related tests, studies and/or investigations as they deem necessary or desirable to evaluate the Facilities.  All such tests, studies and investigations shall be conducted at such assignee’s or designee’s (or potential assignee’s or designee’s) sole risk and expense.  Any assignee or designee (or potential assignee or designee) shall give Seller and Purchaser reasonable prior notice of its entry onto the Facilities for purposes of conducting such tests, studies and investigations, and Manager (and if requested by Seller, the representatives of Seller, but only provided that Seller shall make such representatives available at such times as requested by such assignee or designee (or potential assignee or designee)) shall have the right to accompany such assignee or designee (or potential assignee or designee) or its agents, employees, contractors and representatives during any such tests, studies and investigations.  In performing its diligence activities, any assignee or designee (or potential assignee or designee) shall be required to use reasonable efforts to minimize any interference with the activities of Residents and to take such measures as Seller or Purchaser may reasonably request in order to minimize, to the extent reasonably practicable, any disruption to the operation of the Facilities and the occupancy of its Residents.  Any assignee or designee (or potential assignee or designee) and their respective agents, contractors and representatives shall not perform any soil, groundwater, or other environmental sampling, drilling, coring or other invasive sampling or testing without Seller’s and Purchaser’s consent, which consent shall not be unreasonably withheld.  Any assignee or designee (or potential assignee or designee) shall at all relevant times have liability insurance coverages in amounts reasonably acceptable to Seller and Purchaser to cover the activities undertaken by such assignee or designee (or potential assignee or designee) and its agents, employees, contractors and representatives pursuant to this Section 3.01(b).

(c)           Any assignee or designee (or potential assignee or designee) shall be required before delivery of any due diligence materials or entry into any Facility (i) to indemnify, defend and hold Seller, the GP, the LP, Holdco, Holdco II, Purchaser and Manager and their respective direct and indirect Affiliates (the “Access Indemnified Parties”) in a manner that is directly enforceable by each Access Indemnified Party harmless from and against any Loss, for damage to property and injury to persons, arising out of the entry by such assignee or designee (or potential assignee or designee) or its agents, employees, contractors or representatives onto the Facilities, and their activities thereon, or the agreements referred to in (ii) and (iii), such indemnification to survive the Closing or termination of this Agreement.  Notwithstanding anything to the contrary herein, the Access Indemnified Parties agree that in connection with any loss, liability, damage or claim incurred by the Access Indemnified Parties and for which the Access Indemnified Parties are indemnified hereunder, the Access Indemnified Parties shall first seek recovery against any insurance provided by such assignee or designee (or potential assignee or designee) covering the full amount of such loss, liability, damage or claim before seeking recovery against such assignee or designee (or potential assignee or designee); provided that to the extent the Access Indemnified Parties have not made such full recovery within ninety (90) days after the occurrence of any such loss, liability, damage or claim, the Access Indemnified Parties may seek recovery against such assignee or designee (or potential assignee or designee), (ii) enter into an agreement that is directly enforceable by each Access Indemnified Party in the terms set out in this section, (iii) undertake in a manner that is directly enforceable by each Access Indemnified Party that it and any person to whom it has provided any Due Diligence Materials or Transaction Documents in accordance with Section 9 will keep such materials confidential and not use them for any purpose other than the evaluation of the Facilities and (iv) undertake in a manner that is directly enforceable by Seller that it will give the representations and warranties referred to in Article V.

(d)           Upon any termination of this Agreement, each assignee or designee (or potential assignee or designee) shall (i) return all original due diligence materials provided by Manager or Purchaser and destroy all other due diligence materials prepared by such assignee or designee (or potential assignee or designee) (collectively, the “Due Diligence Materials”), and (ii) cause all persons to whom any assignee or designee (or potential assignee or designee) has provided any original Due Diligence Materials to return such materials and to destroy all other Due Diligence Materials. The provisions of this Section 3.01(c) shall survive the termination of this Agreement.

Section 3.02.                             Title to Seller’s Interest and Sellers’ Newco Interest; the Facilities

(a)           Seller shall cause to be released at or prior to Closing all Liens encumbering Seller’s Interest and Seller’s Newco Interest.

(b)           Neither Seller nor Purchaser shall cause any change in the status of title to the Facilities prior to Closing which would reasonably be anticipated to have a Material Adverse Effect other than those relating to the Existing Holdco Financing and the Existing Holdco II Financing.

(c)           Neither Seller nor Purchaser shall cause (or permit any of its Affiliates to cause) any Liens to encumber the ownership interests in Holdco, Holdco II, Dawn Opco, Dawn Opco II, the Holdco Propcos, the Holdco II Propcos, the Holdco Opcos, the Holdco II Opcos, the Holdco Carecos or the Holdco II Carecos other than any Liens over (a) the ownership interests in Holdco, Dawn Opco, the Holdco Propcos, the Holdco Opcos or the Holdco Carecos in connection with the Existing Holdco Financing or the Loan Modification or (b) the ownership interests in Holdco II, Dawn Opco II, the Holdco II Propcos, the Holdco II Opcos or the Holdco II Carecos in connection with the Existing Holdco II Financing.

Section 3.03.                             Satisfaction of Conditions Precedent; Extension of Closing Date.  Seller and Purchaser will endeavor diligently and in good faith to satisfy as promptly as practical all conditions precedent set forth in this Agreement to the respective obligations of Seller and Purchaser hereunder.  The Closing shall take place, as provided in Section 11.01, on a date designated by Purchaser by giving no less than ten (10) business days’ notice to Seller, which date shall be on or before the date which is sixty (60) days after the Contract Date (such date as the same may be extended as provided herein, the “Closing Date”); provided that, Purchaser shall have the right to extend the Closing Date once for up to ninety (90) days in order to (x) obtain a release of the Guaranty (hereinafter defined) and/or (y) obtain any required consent of the Holdco Lender or the release of any Liens held by or in favor of the Holdco Lender, provided that the release of any such Liens shall not constitute a condition to Closing which shall occur notwithstanding any failure to obtain such release. The foregoing extension right is exercisable by Purchaser delivering written notice to Seller no later than 3 days prior to the scheduled Closing Date, and the Closing Date specified in such notice shall be the Closing Date hereunder.  If all conditions precedent have not been satisfied or waived on or prior to the Closing Date, then the party in whose favor such condition precedent runs may terminate this Agreement and all other Documents (except for those provisions of this Agreement and such other Documents that by their terms survive such termination), whereupon the parties hereto shall have no further obligations to each other in relation to this Agreement, such other Documents or the transactions contemplated hereunder or thereunder (except for those obligations set forth in provisions of this Agreement and such other Documents that by their terms survive such termination), and provided that the provisions of Article XIII shall control the disposition of the Down Payment.

Article IV.

ACTIONS PRIOR TO CLOSING

Section 4.01.                             Transfers to Newco Entities.  If Purchaser elects to cause the Loan Modification to occur, then simultaneously with or prior to such Loan Modification as determined by Purchaser, (x) Seller and Purchaser shall form a limited partnership established under the laws of Jersey (acting by its general partner, Newco GP (as defined below)) (such limited partnership, “Newco LP”) which will be governed by a partnership agreement which is substantially similar to the existing partnership agreement of the LP with such changes to such partnership agreement of the LP as are consistent with the Guiding Principles (hereinafter defined) and shall form a general partner incorporated under the laws of Jersey as a limited liability company (“Newco GP”) which will be governed by Charter Documents and subscription and shareholders agreement which are substantially similar to the subscription and shareholders agreement of the GP with such changes to such agreement of the GP as are consistent with the Guiding Principles and (y) upon receipt of all required consents and Licenses, Seller and Purchaser shall cause the LP to transfer one hundred percent (100%) of its legal and beneficial ownership interest in Holdco to Newco LP (acting by its general partner, Newco GP) such that Newco LP shall be the 100% direct and/or indirect owner of Holdco, Dawn Opco, the Holdco Propcos, the Holdco Opcos and the Holdco Carecos (the “Newco Transaction”).  If Purchaser elects to cause the Loan Modification to occur, Seller and Purchaser agree to act reasonably and work in good faith to finalize the partnership agreement of Newco LP and Charter Documents and subscription and shareholders agreement of Newco GP consistent with the terms of this Section 4.01 and the Guiding Principles, and to take such other actions as may be reasonably required to effectuate the Newco Transaction, in an expeditious manner.  Holdco II shall continue to be owned by the LP and Dawn Opco II, the Holdco II Propcos, the Holdco II Opcos and the Holdco II Carecos shall continue to be owned, directly and/or indirectly by the LP.  All costs and expenses required to be paid to consummate the Newco Transaction shall be paid by Holdco I.  For purposes hereof, the term “Guiding Principles” shall mean (i) the board of directors of the Newco GP (and therefore Newco LP and all subsidiaries of Newco LP) shall be controlled by Purchaser, (ii) Seller shall have certain minority shareholder and/or partner protections and (iii) the economic and distribution provisions of Newco LP shall be consistent with the terms of the Loan Modification Term Sheet.  The parties undertake to procure that, if Newco LP and Newco GP are formed, each of MSREF-A, MSREF-T, MSREF Investors-VI, MSREF-B and MSREF-TE shall obtain equivalent advise and consult rights with respect to them as they have with respect to the LP and GP including by the execution of a letter agreement substantively in the form attached to the LP Agreement as Exhibit A (with such modifications as are necessary).

Section 4.02.                             Modification of Loan.  If Purchaser elects to cause the Loan Modification to occur (which may occur at or prior to Closing as determined by Purchaser) Seller and Purchaser shall enter into definitive loan modification documents with Holdco Lender, modifying the Existing Holdco Financing on terms that are substantially in accordance with the Loan Modification Term Sheet (the “Term Sheet”) attached hereto as Exhibit L (the “Loan Modification”).  Seller shall diligently cooperate with Purchaser in good faith to the extent reasonably requested by Purchaser in connection with entering into the Loan Modification, including in connection with negotiating and obtaining a release of the Guaranty (hereinafter defined), but Purchaser shall be primarily responsible for negotiating and facilitating such Loan Modification closing.  All costs and expenses required to be paid to consummate the Loan Modification shall be paid by Holdco.  Notwithstanding any other provision of this Agreement (i) any Loan Modification which occurs prior to Closing shall require the consent in its absolute discretion of Seller, though such consent shall not be unreasonably withheld, delayed or conditioned so long as the terms of the Loan Modification are not materially inconsistent with the Term Sheet and such transaction includes satisfaction of the condition in Section 10.02(d) hereof relating to the Guaranty; (ii) no Loan Modification shall impose any obligation, liability or encumbrance on (or on the assets of) Seller, Holdco II and any entity in which Seller will have a direct or indirect interest after Closing; and (iii) no Loan Modification shall reduce the consolidated Net Asset Value of Holdco II or reduce or otherwise constrain the amount of any payment pursuant to section 2.02.

Section 4.03.                             Further Assurance.  From and after the date hereof and subject as otherwise provided in this Agreement, Purchaser and Seller shall each use all diligent, commercially reasonable, good faith efforts to take such action and enter into such documents, instruments and agreements as shall be reasonably necessary or desirable to consummate (i) the Newco Transaction (subject to Section 4.01 above), (ii) the Loan Modification so long as the Loan Modification is consummated substantially in accordance with terms of the Term Sheet and (iii) the Alternative Transaction so long as the Alternative Transaction is consummated substantially in accordance with this Agreement and at the closing of the Alternative Transaction Seller receives the Purchase Price and the amount referred to in section 2.02 as provided herein.  Nothing herein shall imply that the consummation of the Loan Modification or Newco Transaction is a condition to the Closing hereunder, and the parties agree that this Section shall not impose any affirmative obligation on any party to cause the Loan Modification or Newco Transaction to occur prior to Closing.

Section 4.04.                             Cooperation by parties’ Affiliates.  Further to the obligations in Section 4.03, each party shall cause its Affiliates to cooperate in connection with the Newco Transaction and the Loan Modification which cooperation shall include, but not be limited to, the execution and delivery of such documents, instruments and agreements as shall reasonably be required to be executed and/or delivered by the relevant Affiliates.

Section 4.05.                             US tax reporting.  The Purchaser, any designee of Purchaser that acquires the whole or any part of Seller’s Interest or Seller’s Newco Interest (including as part of the Alternative Transaction) and the Seller agree to adopt the “Closing of the Books” method as described in applicable United States Treasury regulations under Section 706 of the United States Internal Revenue Code of 1986, effective on the Closing Date.  The Purchaser and any designee of Purchaser that acquires the whole or any part of Seller’s Interest or Seller’s Newco Interest (including as part of the Alternative Transaction) shall prepare and furnish to Seller prior to February 15 of the year following the year in which the Closing Date falls (in each case prepared in accordance with the manner and format provided by Seller): (a) an income statement of each of Holdco, Holdco II, Dawn Opco, Dawn Opco II, each Holdco Opco, each Holdco II Opco, each Holdco Propco, each Holdco II Propco, each Holdco Careco and each Holdco II Careco (for the purposes of this Section 4.05, the “Companies”) for the calendar year up to the Closing Date, including a break out of revenue sources and expenses by item; (b) a balance sheet for each of the Companies as of the Closing Date; and (c) such other information as the Seller may reasonably request in order for the Seller and direct and indirect equity holders of the Seller to file all relevant U.S. and non-U.S. tax returns for the year of sale relating to their ownership of any of the Companies.

Article V.

WARRANTIES OF PURCHASER

Purchaser warrants to Seller as follows:

Section 5.01.                             Organization, Good Standing and Entity Authority.  Purchaser is a limited partnership, duly established, validly existing and in good standing under the laws of Jersey, and has all requisite corporate power to own and operate its properties and carry on its business.

Section 5.02.                             Authorization and Binding Effect of Documents.

(a)           Purchaser has all requisite power and authority to enter into this Agreement and, at Closing, shall have all requisite power and authority to enter into the other Documents to which Purchaser is to be a party and to consummate the transactions contemplated by this Agreement and such other Documents.  The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby, on the terms and subject to the conditions herein, have been duly authorized by all necessary action on the part of Purchaser and Purchaser’s limited partners and/or the board of directors of its general partner.  This Agreement has been, and each of the other Documents to which Purchaser is to be a party will be, duly executed and delivered by Purchaser at or prior to Closing.  This Agreement constitutes (and each of the other Documents to which Purchaser is to be a party, when executed and delivered, will constitute) the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

Section 5.03.                             ERISA

(a)           Purchaser is not an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of its assets constitutes assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

(b)           Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA.  The consummation of the transactions contemplated by this Agreement will not violate such statutes.

Section 5.04.                             Absence of Conflicts.  The execution, delivery and performance by Purchaser of this Agreement and the other Documents to which Purchaser is to be a party, and consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under the provisions of any certificate or articles of incorporation, partnership agreement or other Charter Documents of Purchaser, any law, regulation, judgment, rule, order or decree to which Purchaser is subject, or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Purchaser is subject save as disclosed in Exhibit F.

Section 5.05.                             Consents and Approvals.  Except for and such reports and filings that an Affiliate of Purchaser may be required to make with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents, and consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance, order, permission, license, registration or validation of, or exemption by, or other action by or notice or declaration to, or filing with, any court or Governmental Entity, or the consent, waiver or approval of any other Person which has not been obtained and is currently in full force and effect, provided that Purchaser makes no warranty with respect to (i) whether any consent of the Holdco Lender or the Holdco II Lender may be required or (ii) agreements or obligations of, or regulatory or licensing matters relating to, the GP, the LP, the Holdco, Holdco II, Dawn Opco, Dawn Opco II, the Holdco Propcos, the Holdco II Propcos the Holdco Opcos, the Holdco II Opcos, the Manager or their respective Affiliates.

Section 5.06.                             Broker’s or Finder’s Fees.  No agent, broker, investment banker or other Person acting on behalf of or under the authority of Purchaser (or any of its Affiliates) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Seller in connection with the transactions contemplated by this Agreement.  Purchaser agrees to indemnify and hold Seller and its Affiliates harmless from any Loss resulting from a breach of this representation and warranty.

Section 5.07.                             No Judgments.  There are no judgments presently outstanding and unsatisfied directly against Purchaser or any of its Affiliates, and Purchaser or any of its Affiliates is not involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any Governmental Entity, which will, or are likely to, prevent or delay Closing.

(a)           No Insolvency.  Purchaser has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, instituted any proceeding with respect to a compromise or arrangement, instituted any proceeding to have itself declared bankrupt or wound-up (including, but not limited to, within the meaning of Article 8 of the Interpretation (Jersey) Law 1954), instituted any proceeding to have a receiver appointed in connection with any of its assets, had any encumbrancer take possession of any of its assets, or had any execution or distress become enforceable or become levied upon any of its assets.

Section 5.08.                             Anti-corruption.  None of Purchaser nor, to Purchaser’s knowledge, any of its Affiliates or any director, officer, employee, agent or shareholder of any such Person (acting in such capacity), has in connection with the business carried on by GP and LP and their direct and indirect subsidiaries or the transactions contemplated by this Agreement (i) in order to assist any such person in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage, made, authorized, offered or promised to make any payment, gift or transfer of anything of value, directly, indirectly or through a third party, to or for the use or benefit of any Official, or (ii) made, authorized, offered or promised to make any unlawful bribe, rebate, payoff, influence payment or kickback or has taken any other action that would violate any Anti-Bribery Law binding on such person or in effect in any jurisdiction in which such action is taken (the conduct described in this paragraph being “Prohibited Conduct” hereunder).  With respect to the shareholders of any such Person, the warranties in this Section shall not apply to any shareholders in their capacity as a holder of stock or other equity interests which are publicly-traded on a nationally- or internationally-recognized stock exchange and who does not (whether alone or together with other shareholders) control such Person.

Section 5.09.                             OFAC / Economic Sanctions.  None of Purchaser nor any of its Affiliates is, or is owned or controlled by, a Sanctioned Person, and no officer, director, or holder of more than 10% of the equity interests in Purchaser is a Sanctioned Person. With respect to the shareholders of any such Person, the warranties in this Section shall not apply to any shareholders in their capacity as a holder of stock or other equity interests which are publicly-traded on a nationally- or internationally-recognized stock exchange and who does not (whether alone or together with other shareholders) control such Person.

Section 5.10.                             Anti-Money Laundering .  Each of Purchaser and, to Purchaser’s knowledge, its Affiliates, is in compliance with all applicable US and non-US laws and regulations relating to money laundering, terrorist financing, or transactions involving the proceeds of illegal activities , including the US Bank Secrecy Act, USA PATRIOT Act, Money Laundering Control Act and all related implementing regulations (collectively, “AML Law”), including all applicable requirements related to anti-money laundering programs, know-your-customer, customer identification, financial recordkeeping, suspicious activity monitoring and reporting, and other reporting.  With respect to the shareholders of any such Person, the warranties in this Section shall not apply to any shareholders in their capacity as a holder of stock or other equity interests which are publicly-traded on a nationally- or internationally-recognized stock exchange and who does not (whether alone or together with other shareholders) control such Person.

Section 5.11.                             Anti- Boycott.  Purchaser has complied with all applicable laws restricting compliance with boycotts issued by a non-US government and not endorsed by the United States (“Anti-Boycott Laws”), including the US Export Administration Regulations and has not (i) refused, agreed to refuse, or required any other person to refuse to do business with Israel or any other nation or company subject to a boycott not endorsed by the United States, (ii) refused to employ or discriminated against any person on the basis of race, religion, sex, national origin, or nationality in connection with a boycott not endorsed by the United States, (iii) implemented letters of credit containing terms or conditions prohibited by the Anti-Boycott Laws, or (iv) otherwise complied with any boycott not endorsed by the United States or a request based upon any such boycott.

Section 5.12.                             At Closing, Purchaser shall make the foregoing warranties and representations to Seller as they relate to the Newco GP, the Newco LP, and those owners of the legal and beneficial interests in Newco GP and Newco LP that are Affiliates of Purchaser.

Section 5.13.                             If Closing constitutes an Alternative Transaction, Purchaser shall warrant to each of Seller, Holdco, Holdco II, the LP, Dawn Opco and Dawn Opco II in the terms set out in Sections 5.01 to 5.12 (inclusive).

Section 5.14.                             Purchaser covenants and agrees that, in performing its obligations under this Agreement, in carrying out the transactions contemplated hereby and thereby and in obtaining any governmental approvals required in connection herewith and therewith, none of Purchaser, its Affiliates and their respective officers, directors, employees, agents and shareholders will engage in any Prohibited Conduct.  Purchaser shall not make any payment under this Agreement with funds that (a) are the property of, or are beneficially owned directly or indirectly by, any Sanctioned Person, or (b) are the direct proceeds of any agreement, transaction, dealing or relationship that involves any Sanctioned Person or otherwise would, if entered into by a US citizen, violate OFAC sanctions regulations.

Section 5.15.                             If Purchaser proposes to direct Seller to transfer all or part of the Seller’s Interest and Seller’s Newco Interest to, or cause an equivalent Alternative Transaction to occur with, an Assignee, Purchaser will procure that Purchaser and such Assignee jointly and severally warrant and undertake to Seller (and, if Closing constitutes an Alternative Transaction, to each of Seller, Holdco, Holdco II, the LP, Dawn Opco and Dawn Opco II) in the terms set out in Sections 5.01 to 5.14 (inclusive) as if references to the Purchaser were references to the Assignee (subject to Sections 12.04 and 14.07 of this Agreement).

Section 5.16.                             Notwithstanding anything herein to the contrary, Purchaser shall have no Liability to Seller for a breach of any warranty hereunder, if the breach in question is based on a condition, state of facts or other matter which was currently and actually known (and not constructively, by imputation or by implication) by the party claiming such breach, or disclosed in writing to the party claiming such breach, on or prior to the date hereof.

Article VI.

WARRANTIES OF SELLER

Seller warrants to Purchaser as follows:

Section 6.01.                             Organization and Good Standing and Entity Authorization.  Each entity comprising Seller is the type of entity identified on Exhibit M, duly organized, established or incorporated (as applicable), validly existing and in good standing under the laws of the jurisdiction identified on Exhibit M.  Seller has all requisite corporate power to own, operate and lease its properties and carry on its business.

Section 6.02.                             Authorization and Binding Effect of Documents.

(a)           Seller has all requisite power and authority to enter into this Agreement and, at Closing, shall have all requisite power and authority to enter into the other Documents to which it is to be a party and to consummate the transactions contemplated by this Agreement and such other Documents.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, on the terms and subject to the conditions herein, have been duly authorized by all necessary action on the part of Seller and Seller’s equity holders and/or board of directors and/or appropriate body or persons so responsible .  This Agreement has been, and each of the other Documents to which Seller is to be a party will be, duly executed and delivered by Seller at or prior to Closing.  This Agreement constitutes (and each of the other Documents to which Seller is to be a party, when executed and delivered, will constitute) the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

Section 6.03.                             ERISA.

(a)           Seller is not an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of its assets constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

(b)           Seller is not a “governmental plan” within the meaning of Section 3(32) of ERISA.  The consummation of the transactions contemplated by this Agreement will not violate such statutes.

Section 6.04.                             Absence of Conflicts.  The execution, delivery and performance by Seller of this Agreement and the other Documents to which Seller is to be a party, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the certificate or articles of incorporation, partnership agreement or other Charter Documents of Seller is subject, or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller is bound or affected, or any law, regulation, rule, judgment, order or decree to which Seller is subject, provided that Seller makes no warranty with respect to agreements or obligations of, or regulatory or licensing matters relating to, the GP, the LP, the Holdco, Holdco II, Dawn Opco, Dawn Opco II, the Holdco Propcos, the Holdco II Propcos the Holdco Opcos, the Holdco II Opcos, the Manager or their respective Affiliates.

Section 6.05.                             Consents and Approvals.  The execution, delivery and performance by Seller of this Agreement and the other Documents to which Seller is a party, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance, order, permission, license, registration or validation of, or exemption by, or other action by or notice or declaration to, or filing with, any court or Governmental Entity, or the consent, waiver or approval of any other Person which has not been obtained and is currently in full force and effect, provided that Seller makes no warranty with respect to (i) whether any consent of the Holdco Lender or the Holdco II Lender may be required or (ii) agreements or obligations of, or regulatory or licensing matters relating to, the GP, the LP, the Holdco, Holdco II, Dawn Opco, Dawn Opco II, the Holdco Propcos, the Holdco II Propcos the Holdco Opcos, the Holdco II Opcos, the Manager or their respective Affiliates.

Section 6.06.                             Broker’s or Finder’s Fees.  No agent, broker, investment banker, or other Person acting on behalf of or under the authority of Seller (or any of its Affiliates) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Purchaser in connection with the transactions contemplated by this Agreement.  Seller agrees to indemnify and hold Purchaser and its Affiliates harmless from any Loss resulting from a breach of this warranty.

Section 6.07.                             No Judgments.  There are no judgments presently outstanding and unsatisfied directly against Seller or any of its Affiliates, and Seller or any of its Affiliates is not involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any Governmental Entity, which will, or are likely to, prevent or delay Closing.

Section 6.08.                             No Insolvency.  Seller has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, or had any petition for a receiving order in bankruptcy filed against it, instituted any proceeding with respect to a compromise or arrangement, instituted any proceeding to have itself declared bankrupt (including, but not limited to, within the meaning of Article 8 of the Interpretation (Jersey) Law 1954) or wound-up, instituted any proceeding to have a receiver appointed in connection with any of its assets, had any encumbrancer take possession of any of its assets, or had any execution or distress become enforceable or become levied upon any of its assets.

Section 6.09.                             Anti-corruption.  None of Seller nor, to Seller’s knowledge, its Affiliates, or any director, officer, employee, agent or shareholder of any such Person (acting in such capacity), has in connection with the business carried on by GP and LP and their direct and indirect subsidiaries or the transactions contemplated by this Agreement (i) in order to assist any such person in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage, made, authorized, offered or promised to make any payment, gift or transfer of anything of value, directly, indirectly or through a third party, to or for the use or benefit of any Official, or (ii) made, authorized, offered or promised to make any unlawful bribe, rebate, payoff, influence payment or kickback or has taken any other action that would violate any Anti-Bribery Law binding on such person or in effect in any jurisdiction in which such action is taken (the conduct described in this paragraph being “Prohibited Conduct” hereunder). With respect to the shareholders of any such Person, the warranties in this Section shall not apply to any shareholders in their capacity as a holder of stock or other equity interests which are publicly-traded on a nationally- or internationally-recognized stock exchange and who does not (whether alone or together with other shareholders) control such Person.

Section 6.10.                             OFAC / Economic Sanctions.  None of Seller and its Affiliates is, or is owned or controlled by, a Sanctioned Person, and no officer, director, or holder of more than 10% of the equity interests in Purchaser is a Sanctioned Person. With respect to the shareholders of any such Person, the warranties in this Section shall not apply to any shareholders in their capacity as a holder of stock or other equity interests which are publicly-traded on a nationally- or internationally-recognized stock exchange and who does not (whether alone or together with other shareholders) control such Person.

Section 6.11.                             Anti-Money Laundering .  Each of Seller and, to Seller’s knowledge, its Affiliates is in compliance with all applicable US and non-US laws and regulations relating to money laundering, terrorist financing, or transactions involving the proceeds of illegal activities , including the US Bank Secrecy Act, USA PATRIOT Act, Money Laundering Control Act and all related implementing regulations (collectively, “AML Law”), including all applicable requirements related to anti-money laundering programs, know-your-customer, customer identification, financial recordkeeping, suspicious activity monitoring and reporting, and other reporting. With respect to the shareholders of any such Person, the warranties in this Section shall not apply to any shareholders in their capacity as a holder of stock or other equity interests which are publicly-traded on a nationally- or internationally-recognized stock exchange and who does not (whether alone or together with other shareholders) control such Person.

Section 6.12.                             Anti- Boycott.  Seller has complied with all applicable laws restricting compliance with boycotts issued by a non-US government and not endorsed by the United States (“Anti-Boycott Laws”), including the US Export Administration Regulations and has not (i) refused, agreed to refuse, or required any other person to refuse to do business with Israel or any other nation or company subject to a boycott not endorsed by the United States, (ii) refused to employ or discriminated against any person on the basis of race, religion, sex, national origin, or nationality in connection with a boycott not endorsed by the United States, (iii) implemented letters of credit containing terms or conditions prohibited by the Anti-Boycott Laws, or (iv) otherwise complied with any boycott not endorsed by the Untied States or a request based upon any such boycott.

Section 6.13.                             Ownership of Seller’s Interest.  Each Seller is the sole legal and beneficial owner of that portion of the Seller’s Interest identified on Exhibit M.  Seller’s Interest is free and clear of all Liens encumbering Seller’s Interest.  Seller’s Interest is validly issued and fully paid.  There is no restriction or limitation on Seller’s right to sell Seller’s Interest as contemplated by this Agreement.  At Closing, Seller will transfer to Purchaser title to Seller’s Interest on the basis that the same covenants shall be deemed to be given by the Seller on Closing as are implied under Part 1 of the Law of Property Miscellaneous Provisions Act 1994 where a disposition is expressed to be made with full title guarantee, free and clear of all Liens. Provided that any warranty or undertaking by the Seller directly or indirectly to the effect that the Seller’s Interest is or shall be unencumbered or free from Liens shall be subject to and limited by any such Lien or encumbrance as is imposed by the Holdco Loan Documents, the Holdco II Documents and the Loan Modification.

Section 6.14.                             Absence of Actions taken by Seller.  Seller has not unilaterally taken any action or entered into, or caused to be entered into, any documents, instruments or agreements, with respect to the GP, the LP, Holdco, Holdco II, Dawn Opco, Dawn Opco II, the Holdco Propcos, the Holdco II Propcos, the Holdco Opcos, the Holdco II Opcos, the Holdco Carecos or the Holdco II Carecos or the Facilities (including the Real Property and the Improvements) which remains binding on any such entity or the Facilities, which has not been disclosed to Purchaser in writing or consented to by Purchaser in writing.

Section 6.15.                             Loan Documents.

(a) Other than the Holdco Loan Documents, there are no material documents, instruments or agreements evidencing or related to the Existing Holdco Financing.  Seller has delivered to Purchaser true, correct and complete copies of the material Holdco Loan Documents.  None of Seller, its Affiliates or any Person on its behalf has entered into material discussions or negotiations with the Existing Holdco Lender with respect to the modification of the Existing Holdco Financing other than as disclosed in the Term Sheet or as disclosed fully to Purchaser in writing.

(b) Other than the Holdco II Loan Documents, there are no material documents, instruments or agreements evidencing or related to the Existing Holdco II Financing.  Seller has delivered to Purchaser true, correct and complete copies of the material Holdco II Loan Documents.  None of Seller, its Affiliates or any Person on its behalf has entered into material discussions or negotiations with the Existing Holdco II Lender with respect to the modification of the Existing Holdco II Financing.

Section 6.16.                             Upon the consummation of the Newco Transaction, Seller shall make, pursuant to a certificate in form and substance reasonably satisfactory to Purchaser, the foregoing warranties to Purchaser subject to the terms of the Newco Transaction as they relate to the Newco GP, the Newco LP, the owner of the legal and beneficial interests in Newco GP and Newco LP as they relate to Seller or an Affiliate of Seller and the ownership of the Seller’s Newco Interests, each of which warranties shall be true, correct and complete as of the date made and as of the Closing Date.

Section 6.17.                             Seller covenants and agrees that, in performing its obligations under this Agreement, in carrying out the transactions contemplated hereby and thereby and in obtaining any governmental approvals required in connection herewith and therewith, none of Seller, its Affiliates and their respective officers, directors, employees, agents and shareholders will engage in any Prohibited Conduct.  Seller shall not make any payment under this Agreement with funds that (a) are the property of, or are beneficially owned directly or indirectly by, any Sanctioned Person, or (b) are the direct proceeds of any agreement, transaction, dealing or relationship that involves any Sanctioned Person or otherwise would, if entered into by a US citizen, violate OFAC sanctions regulations.

Section 6.18.                             If Closing constitutes an Alternative Transaction Seller warrants and undertakes to Purchaser in the terms set out in Sections 6.01 to 6.17 (inclusive) provided that Seller makes no warranty with respect to regulatory or licensing matters relating to the GP, the LP, the Holdco, Holdco II, Dawn Opco, Dawn Opco II, the Holdco Propcos, the Holdco II Propcos, the Holdco Carecos, the Holdco II Carecos, the Holdco Opcos, the Holdco II Opcos, the Manager or their respective Affiliates.

Section 6.19.                             Notwithstanding anything herein to the contrary, Seller shall have no Liability for a breach of any warranty hereunder, if the breach in question is based on a condition, state of facts or other matter which was currently and actually known (and not constructively, by imputation or by implication) by the party claiming such breach, or disclosed in writing to the party claiming such breach, on or prior to the date hereof.

Article VII.

[INTENTIONALLY OMITTED]

Article VIII.

[INTENTIONALLY OMITTED]

Article IX.

COVENANTS

Section 9.01.                             Publicity.  The parties agree that, until three (3) months after Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties, except as required by law or applicable regulations.  The parties may disclose this Purchase Agreement and matters relating to the subject matter hereof to (i) their professional advisers (including legal and financial advisers) or (ii) to any prospective or existing lenders or investors, provided that in each case any such party obtains appropriate confidentiality obligations in respect thereof from such persons.  Purchaser may (subject to Section 3.01) disclose this Purchase Agreement and the matters relating to the subject matter hereof to any assignee or designee (or potential assignee or designee). Seller shall be entitled to refer to the existence and/or subject matter of this Purchase Agreement (or any other Transaction Document) when providing information or advice to any investors in Seller or in other funds being raised by Seller’s Affiliates. The parties understand and agree that if required by law, or if required by applicable disclosure requirements under applicable securities laws or other laws or by a Governmental Authority, one or more of the parties may (i) disclose certain information concerning the transaction, (ii) issue one (1) or more press releases concerning the execution of this Agreement and/or the transactions regarding the Facilities, provided that with respect to any press release, the party issuing the release shall use its reasonable best efforts to seek the prior approval of Seller (as to itself and its Affiliates), Purchaser (as to itself and its Affiliates) or any assignee or designee (or potential assignee or designee), as applicable, such approval not to be unreasonably delayed or withheld and, in any event, such requirement to seek prior approval not to preclude any party or its Affiliate from complying with applicable disclosure obligations under law, and (iii) file a copy of this Agreement with the Securities and Exchange Commission.

Section 9.02.                             Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and for which it is responsible for the satisfaction of, and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

Section 9.03.                             Intentionally omitted.

Section 9.04.                             Licenses.  Prior to Closing, so long as this Agreement shall remain in effect, Purchaser shall and shall cause or direct Manager, Dawn Opco, Dawn Opco II, the Holdco Propcos, the Holdco Opcos, the Holdco Carecos, the Holdco II Propcos, the Holdco II Opcos and the Holdco II Carecos to apply for and diligently pursue the issuance of the Licenses as shall be required to consummate the Newco Transaction and the acquisition of the Sellers’s Interest and the Seller’s Newco Interest or the Alternative Transaction, as applicable. If requested by any Governmental Entity, Purchaser shall allow, or cause the Holdco Propcos, the Holdco Opcos, the Holdco II Propcos, the Holdco II Opcos and Manager to allow, representatives of the Governmental Entity to inspect the Facilities in connection with the application for any Licenses.  Notwithstanding anything to the contrary set forth in the Charter Documents of the GP or the LP, from and after the date hereof, Purchaser shall have the authority, without the consent or approval of Seller or any of its Affiliates or any member or director of any board, board of managers or board of directors of the GP or the LP (or any direct or indirect subsidiary thereof) which has been elected or appointed by Seller or any of its Affiliates, at the cost of the Purchaser to take such action and enter into such documents, instruments and agreements as shall be reasonably necessary or desirable to obtain the Licenses necessary to consummate the Newco Transaction, the Loan Modification, the acquisition of the Seller’s Interest and the Seller’s Newco Interest and the Alternative Transaction, as applicable.  Seller at the cost of the Purchaser shall and shall cause its Affiliates to, cooperate with Purchaser in connection with obtaining the Licenses necessary to consummate the Newco Transaction, the Loan Modification, the acquisition of the Seller’s Interest and the Seller’s Newco Interest and the Alternative Transaction which cooperation shall include, but not be limited to, the execution and delivery of such documents, instruments and agreements as Purchaser shall reasonably request to be executed and/or delivered by Seller or its Affiliates. If all required Licenses shall not be obtained prior to the required closing of any of the Newco Transaction, the Loan Modification, the acquisition of the Seller’s Interest and the Seller’s Newco Interest and/or the Alternative Transaction and it shall be permissible to enter into any bridging or other arrangements (“Bridging”) with respect to the existing Licenses such that the closing of such transaction shall be permitted to occur, Seller shall, upon request of and at the cost of Purchaser, cooperate with Purchaser in entering into such bridging or other arrangements and shall execute such documents, instruments and agreements reasonably requested by Purchaser so long as the same shall not result in any increased costs to Seller.  Notwithstanding any other provision of this Agreement (i) any Bridging will only take effect upon Closing; (ii) no Bridging shall impose any obligation, liability or encumbrance on (or on the assets of) Seller or any entity in which Seller will have a direct or indirect interest after Closing; and (iii) no Bridging shall reduce the consolidated Net Asset Value of Holdco II or reduce or otherwise constrain the amount of any payment pursuant to section 2.02.  The provisions of this Section 9.04 regarding such bridging arrangements shall survive the Closing.

Section 9.05.                             Casualty.  In the event that all or any portion of the Facilities owned by a Holdco II Propco is damaged or destroyed by fire or other casualty prior to Closing, subject to the terms of the Holdco II Loan Documents, Holdco II shall promptly cause the applicable Holdco II Propco or Holdco II Opco to undertake such repair and complete the same and, subject to the terms of the Holdco II Loan Documents the insurance proceeds will be escrowed to pay the costs of restoration.  In the event that as a consequence of such casualty one or more Facilities becomes or is anticipated to become inoperable such that the occupancy of one or more of the Facilities is reduced or is reasonably anticipated to be reduced on a consistent or sustained basis by more than 12.5%, Purchaser, in its sole discretion, shall either (i) proceed to Closing with no reduction in the Purchase Price, in which event all insurance proceeds attributable to such damage or destruction shall be retained by the applicable Holdco II Propco or Holdco II Opco at Closing and the amount of any deductible with respect to such damage or destruction shall be paid by the relevant Holdco II Propco or (ii) as Purchaser’s sole and exclusive remedy in such event, terminate this Agreement, in which event the Down Payment shall be promptly returned to Purchaser and Purchaser and Seller shall be released from any and all further liabilities or obligations under this Agreement, except those liabilities or obligations that expressly survive such termination.

Section 9.06.                             Condemnation.  In the event there is any permanent or temporary actual or threatened taking or condemnation of any material portion of any Facility owned by a Holdco II Propco such that the Facility becomes or is reasonably anticipated to become inoperable such that its occupancy is reasonably anticipated to be reduced on a consistent or sustained basis by more than 12.5%, each party shall notify the other of the same as promptly as commercially practicable, and Purchaser shall have the right, at its sole option, (i) to proceed to Closing with no reduction in the Purchase Price, in which event any and all proceeds of such taking or condemnation shall be delivered or assigned to the Holdco Propco or Holdco II Propco, as applicable at Closing, or (ii) as Purchaser’s sole and exclusive remedy in such event, terminate this Agreement, in which event the Down Payment shall be promptly returned to Purchaser, and Seller and Purchaser shall be released from any and all further liabilities or obligations under this Agreement, except those liabilities or obligations that expressly survive such termination.

Section 9.07.                             Operation of Business.  Subject to Section 9.09, through the Closing Date, Purchaser and Seller shall, and shall cause Manager to, continue to manage and operate the Facilities, taken as a whole, in the ordinary course of business in the manner it has previously managed and operated the Facilities prior to the date of this Agreement.

Section 9.08.                             Lender Consents.  Except as otherwise provided, at Purchaser’s expense Seller shall and shall cause its Affiliates to, cooperate with Purchaser in connection with obtaining any requested consents from Holdco Lender and Holdco II Lender which are reasonably necessary to consummate the Newco Transaction, the Loan Modification, the acquisition of the Seller’s Interest and the Seller’s Newco Interest and the Alternative Transaction, which cooperation shall include, but not be limited to, the execution and delivery of such documents, instruments and agreements as Purchaser shall reasonably request to be executed and/or delivered by Seller or its Affiliates.  From and after the date hereof until Closing occurs or is no longer capable of occurring, neither Seller nor its Affiliates shall initiate any communications without a representative of Purchaser present (i) with Holdco Lender which are materially inconsistent with the Loan Modification Term Sheet or (ii) with Holdco II Lender which are materially inconsistent with the terms of the Holdco II Loan Documents, provided that nothing in this section shall require a representative of Purchaser to be present for any ordinary course communications which are consistent with the previous course of communications with the relevant lender, so long as (A) Seller uses commercially reasonable efforts to include Purchaser in any such communications to the extent practicable and (B) if Purchaser is not so included, Seller keeps Purchaser regularly apprised of the occurrence and substance of any communications as promptly as is practicable after the occurrence thereof.  Notwithstanding the foregoing, it is understood and agreed that Purchaser shall have the lead role in negotiating and facilitating the Loan Modification.

Section 9.09.                             Exclusivity During Contract Period.  Until the earlier of the Closing and the termination of this Agreement, none of Seller or their respective Affiliates, agents, brokers or representatives in its capacity as such shall (i) offer to, or negotiate with any other party with respect to a sale, joint venture, syndication or other disposition, transfer or conveyance of the Seller’s Interest or Seller’s Newco Interest and/or (ii) request the consent to actions that would, or take any actions that would, reasonably be anticipated to jeopardize, delay or impair the ability or likelihood of the parties to consummate the Closing hereunder and/or (iii) exercise the buy/sell or other liquidity rights pursuant to the LP Agreement, the GP Agreement, the Newco LP Agreement or the Newco GP Agreement and/or (iv) otherwise (save as aforesaid) act in respect of the management of the Facilities, GP, LP, or any direct or indirect subsidiaries thereof in a manner which is (A) inconsistent with its prior practice or (B) outside of the ordinary course of business save to the extent that such action may be required to protect the interests of such person(s) from (a) imminent, irremediable material damage and/or (b) breach of any material legal or regulatory obligation.

Article X.

CONDITIONS PRECEDENT TO THE OBLIGATION
OF PURCHASER AND SELLER TO CLOSE

Section 10.01.                       Conditions to Purchaser’s Obligation to Close.  The obligation of Purchaser to proceed to Closing is subject to the satisfaction of each of the following conditions, any of which may be waived, in whole or in part, in writing by Purchaser at or prior to Closing:

(a)           Seller shall have performed in all material respects all of its obligations under this Agreement which are required to be performed at or prior to Closing.

(b)           All representations and warranties of Seller set forth in Article VI of this Agreement (including as such representations and warranties shall be made as to Newco GP, Newco LP and the Seller’s Newco Interest) shall have been true and correct as of the Contract Date or the date of the Newco Transaction, as applicable, and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(c)           Seller shall have executed and/or delivered all of the documents required to be delivered at Closing pursuant to Section 11.02(a).

(d)           The Licenses necessary to consummate the transactions contemplated by this Agreement shall have been issued and shall be in full force and effect, it being understood that this condition shall be deemed satisfied if any License has been issued, but such license is subject to revocation, cancellation, suspension or non-renewal in the event that post-licensure requirements that have not been satisfied as of Closing are not completed subsequent to Closing.

(e)           Consent (to the extent required) of Holdco Lender in its capacity as such for the sale of the Seller’s Interests.

Section 10.02.                       Conditions to Seller’s Obligation to Close.  The obligation of Seller to proceed to Closing is subject to the satisfaction of each of the following conditions, any of which may be waived, in whole or in part, in writing by Seller at or prior to Closing:

(a)           Purchaser shall have performed in all material respects their respective obligations under this Agreement which are required to be performed at or prior to Closing.

(b)           All representations and warranties of Purchaser set forth in Article V of this Agreement shall be true and correct as of the Contract Date and as of Closing with the same force and effect as though made on and as of the Closing Date.

(c)           Purchaser shall have executed and delivered all of the documents required to be delivered at Closing pursuant to Sections 11.02(b).

(d)           Seller shall be finally and unconditionally released and discharged from its obligations and liabilities pursuant to that certain Interest Guarantee Agreement in favor of Holdco Lender and other beneficiaries thereunder (the “Guaranty”), the Guaranty shall have been terminated and cancelled and no longer have any effect.

(e)           Consent (to the extent required) of Holdco Lender in its capacity as such for the sale of the Seller’s Interests.

Article XI.

CLOSING

Section 11.01.                       Time and Place.  Closing of Purchaser’s acquisition of Seller’s Interest and Seller’s Newco Interest pursuant to this Agreement (the “Closing”) shall take place at the offices of Eversheds LLP or of Holdco Lender’s counsel (or at such other place as Purchaser and Seller mutually agree) on the Closing Date or such other date as is mutually agreed upon by Seller and Purchaser.

Section 11.02.                       Delivery of Documents at Closing.

(a)           At Closing, each of Seller and, to the extent that an Affiliate of Seller is the owner of interests in Newco LP and/or Newco GP, such Affiliate (each, an “Additional Seller”) shall:

(i)                                     Execute and deliver to Purchaser (or its designee) the Assignment and Assumption of Interest Agreement with respect to Seller’s Interest and

Seller’s Newco Interest, which shall constitute Seller’s relinquishment of Seller’s Interest and Seller’s Newco Interest.

(ii)           Execute, cause to be acknowledged and deliver to Purchaser or its designee a certificate confirming the matters set forth in Sections 10.01(a) and (b) with respect to Seller and each Additional Seller as of the Closing Date, such certificate to be signed by a duly authorized officer of Seller and such Additional Seller.

(iii)          Provide to Purchaser (A) a copy of the Charter Documents of each Seller and Additional Seller certified by a duly authorized officer or partner of such Seller and Additional Seller, (B) a copy of resolutions or other actions a copy of the partners of each Seller and any Additional Seller certified by a duly authorized officer or partner of such Seller and Additional Seller, and (C) such other evidence of the power and authority of Seller and each Additional Seller to consummate the transactions described in this Agreement as Purchaser may reasonably require.

(iv)          Execute, cause to be acknowledged as appropriate and deliver to Purchaser such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement, including (without limitation) any stock transfer forms or documentation otherwise required to assign to the Purchaser or its designee all limited partnership interests in the LP and the Newco LP and all shares in the GP and the Newco GP.

(v)           Execute and deliver a Mutual Release Agreement in the form attached hereto as Exhibit O (the “Mutual Release”).

(vi)          Pay and fully satisfy all obligations which are evidenced by any Lien encumbering Seller’s Interest and/or Seller’s Newco Interest.

(vii)         If a search of the title to the Seller’s Interests discloses judgments, penalties or other returns against other Persons having names the same as or similar to that of Seller or any Additional Seller, Seller or such Additional Seller will, on request, execute and deliver to Purchaser (or cause to be delivered to Purchaser) an affidavit from Seller or such Additional Seller to the effect that such judgments, penalties or other returns are not against Seller or such Additional Seller.

(viii)        Pay or cause to be paid the other closing costs to be borne by Seller hereunder.

(ix)                              Letters of resignation from all Seller appointees or representatives on the board of any relevant entity as approved by the Purchaser and confirming that such persons have no claim or any type against any such relevant entity.

(b)           At Closing, Purchaser shall with respect to itself and any Assignee (and any Assignee will with respect to itself in each case in place of Purchaser):

(i)                                     Execute and deliver to Seller the Assignment and Assumption of Interest Agreement with respect to the acquisition of Seller’s Interest and Seller’s Newco Interest.

(ii)                                  Pay or cause to be paid to Seller and the Additional Sellers the Estimated Price in accordance with Section 2.01 hereof by wire transfer of immediately available funds to an account designated by Seller and the Additional Sellers and the other closing costs to be borne by Purchaser hereunder.

(iii)                               Execute, acknowledge and deliver a certificate to Seller confirming the matters set forth in Sections 10.02(a) and (b) with respect to Purchaser, as of the Closing Date, such certificates to be signed by an officer of Purchaser.

(iv)                              Provide to Seller (A) a copy of the Charter Documents of Purchaser certified by a duly authorized officer or partner of Purchaser, (B) a copy of resolutions or other actions of the partners of Purchaser certified by a duly authorized officer or partner of Purchaser, and (C) such other evidence of the power and authority of Purchaser to consummate the transactions described in this Agreement as Seller may reasonably require.

(v)                                 Execute, cause to be acknowledged as appropriate and deliver such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement.

(vi)                              Execute, cause to be acknowledged as appropriate and deliver the Closing Statement.

(vii)                           Execute and deliver the Mutual Release and cause Manager to execute and deliver the Mutual Release.

To the extent Purchaser designates one or more designees to acquire Seller’s Interest or Seller’s Newco Interest, the foregoing documents, instruments and agreements to be delivered by Purchaser and/or Seller shall be delivered to or by such designee to the extent applicable.

Section 11.03.                       Closing Documents with respect to the Alternative Transaction.  If, in lieu of consummation of the acquisition of Seller’s Interest and Seller’s Newco Interest by Purchaser or its designee, Purchaser elects to consummate the Alternative Transaction, Seller shall be obligated to deliver the items referred to in Sections 11.02(a) other than those identified in subclause (i) and other than those which relate to the Newco Transaction; and Purchaser or its designee shall be obligated to deliver the items referred to in Sections 11.02(b) other than those identified in subclause (i).  In addition, Purchaser shall cause Holdco, Holdco II, Dawn Opco,

Dawn Opco II, Holdco Propcos, Holdco II Propcos, Holdco Opcos, Holdco II Opcos, Holdco Carecos and Holdco II Carecos to deliver such documents, instrument and agreements as Purchaser shall reasonably deem necessary or desirable to consummate the Alternative Transaction including, without limitation, those identified on Exhibit Q attached hereto.

Section 11.04.                       Closing Costs.

(a)           Except as otherwise specifically provided in this Agreement, Purchaser and Seller shall each, as appropriate, pay the fees and expenses of their own attorneys, accountants, financial advisors, investment bankers and employees.

(b)           Purchaser shall (i) simultaneously with Closing if Closing constitutes an Alternative Transaction, purchase or procure the purchase of any entity (except the LP) (being an entity in which LP is directly or indirectly interested) in which Seller is still directly or indirectly interested and (ii) promptly following Closing procure the winding down or dissolution of the LP and the distribution to the proper parties of any proceeds from such winding down or dissolution.  Purchaser shall be solely responsible for the fees and expenses incurred in connection with any purchase or winding down or dissolution of any entity directly or indirectly holding title to any Facility, regardless of when it occurs. Purchaser hereby undertakes to indemnify and hold harmless on an after tax basis Seller and its Affiliates from any Loss, liability, cost or expense suffered or incurred by any of them in connection with or as a consequence of such purchase or winding down or dissolution.

(c)           If elected to be acquired, title insurance costs will be paid by Purchaser or Purchaser’s designee.

(d)           Any stamp duty, stamp duty land tax or similar transfer tax, or any value added tax or any similar sales or turnover tax, in each case in any jurisdiction, incurred or payable as a result of the transactions contemplated by this Agreement will be paid by Purchaser.

(e)           For the avoidance of doubt, any Closing that takes the form of an Alternative Transaction shall not occur if the purchase(s) referred to in paragraph (b)(i) do not also occur.

Section 11.05.                       Registers.  The parties shall cooperate to obtain the following provided that this shall not constitute a condition to Closing, which shall occur notwithstanding any failure to obtain any or all of the following:

(a)           a copy of the register of partners of the LP and of the register of partners of Newco LP showing the Purchaser or its designee as the sole limited partner of the LP and as sole limited partner of the Newco LP;

(b)           if the Alternative Transaction does not proceed, a copy of the register of members of Holdco showing Newco GP (acting in its capacity as general partner Newco LP) as the sole registered member of Holdco, together with a stock transfer form signed by the GP transferring all shares in Holdco to Newco GP;

(c)           a copy of the register of members of each of the GP, Newco GP, Holdco II, Dawn Opco, Dawn Opco II, the Holdco Propcos, Holdco II Propcos, Holdco Opcos, Holdco II Opcos, Holdco Carecos and Holdco II Carecos reflecting the structure set out in the structure chart set out in Exhibit A.

Article XII.

INDEMNITY; DEFAULT; DAMAGES

Section 12.01.                       Survival.  Except for those representations, warranties, covenants or agreements contained in this Agreement the obligations in relation to which are expressly stated to survive the Closing beyond the below-referenced twelve (12) month period, all claims for any breach by a party of any representation, warranty, covenant or agreement made by it in this Agreement which expressly survives the Closing (it being understood that all representations and warranties survive Closing) must be set forth in reasonable detail in a written notice received by such party not later than the date that is twelve (12) months following the Closing Date and any litigation with respect to such claim shall be commenced on or prior to the date that is sixty (60) days after the expiration of such twelve (12) month period. The following provisions shall survive Closing beyond the twelve (12) month survival period: (a) Purchaser’s warranties contained in Sections 5.01 through 5.13 and (b) Seller’s warranties contained in Sections 6.01 through 6.13 and 6.16 and 6.18, including as such representations are made with respect to Newco GP, Newco LP and Seller’s Newco Interest.

Section 12.02.                       Purchaser’s Remedies for Seller’s Defaults.  If Seller breaches any of its representations and warranties hereunder, or defaults on any of its obligations hereunder in any material respect, and such default continues for ten (10) Business Days after written notice thereof from Purchaser to Seller specifying such default, including, without limitation, a breach of the obligation to sell Seller’s Interest or Seller’s Newco Interest on the Closing Date, time being of the essence, Purchaser may, as its sole remedy hereunder, by delivering notice in writing to Seller in the manner provided in this Agreement, either (i) terminate this Agreement and the other Documents and declare it and them null and void (except for those Liabilities that expressly survive such termination) and Purchaser shall receive a disbursement of the Down Payment, (ii) seek enforcement of this Agreement by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement, including but not limited to the transfer of Seller’s Interest and Seller’s Newco Interest or (iii) waive any such conditions or defaults and consummate the transactions contemplated by this Agreement and the Documents in the same manner as if there had been no conditions or defaults without any reduction in the Purchase Price and without any further claim against Seller.  The aggregate amount of the liability of each of MSREF-A, MSREF-T, MSREF Investors-VI, MSREF-B and MSREF-TE for any claim under or for breach of this Agreement shall not exceed its respective share of the Purchase Price plus its respective share of any payment under Section 2.02.  No Seller shall be liable for any claim under or for breach of this Agreement if not asserted or raised prior to the date which is the later of (i) thirty-six (36) months after Closing and (ii) the commencement of its dissolution or winding-up.

Section 12.03.                       Seller’s Remedies for Purchaser’s Defaults.  If Purchaser breaches any of its warranties hereunder, or defaults on any of its obligations hereunder in any material respect, and such default continues for ten (10) Business Days after written notice thereof from Seller to Purchaser specifying such default, Seller may, as its sole remedy hereunder, by delivering notice in writing to Purchaser in the manner provided in this Agreement, either, (i) terminate this Agreement and the other Documents and declare it and them null and void (except for those Liabilities that expressly survive such termination), in which event Seller shall retain the Down Payment as liquidated damages as the sole legal or equitable remedy for Purchaser’s default, the parties hereby acknowledging and agreeing that the damages which Seller would suffer as a result of such default and termination would be difficult, if not impossible, to determine and that the liquidated damages provided for herein are a fair and reasonable estimation of such damages, or (ii) if Closing is otherwise occurring or has occurred, seek enforcement by a decree of specific performance or injunctive relief requiring Purchaser to fulfill its obligations under this Agreement to pay the Estimated Price (at Closing) and, if applicable, calculate and pay any difference between the Estimated Price and the ultimate Purchase Price in accordance with Section 2.01 through 2.03 (including Schedule 2.03) or (iii) waive any such conditions or defaults and consummate the transactions contemplated by this Agreement and the Documents in the same manner as if there had been no conditions or defaults without any reduction in the Purchase Price and without any further claim against Purchaser.

Section 12.04.                       Seller’s Remedies for Assignee’s Defaults.  If Purchaser proposes to direct Seller to transfer all or part of the Seller’s Interest and Seller’s Newco Interest to, or cause an equivalent Alternative Transaction to occur with, one or more Persons other than the Purchaser (each an “Assignee”), Purchaser shall give Seller at least two (2) weeks’ notice prior to the proposed Closing Date of the identity of each proposed Assignee, a certificate in a form reasonably satisfactory to Seller duly executed by or on behalf of Purchaser that each such Assignee is not and will not at Closing be in breach at Closing of the Purchaser warranties and representations set out in Article 5 as if such warranties and representations were given by each such Assignee in relation to itself (other than updates to such warranties and representations that may be required to accurately describe the form and jurisdiction of formation of such entity, and updates to Exhibit F required by the assignment) (the “ Purchaser’s Certificate”).  Promptly following request therefor, Purchaser shall provide Seller with such information as the Seller may reasonably request for Seller to verify the Purchaser’s Certificate.  If Purchaser breaches any of its obligations in this Section, or the Purchaser’s Certificate is incorrect or Purchaser does not cooperate in any verification of the Purchaser’s Certificate, and such default continues for ten (10) Business Days after written notice thereof from Seller to Purchaser specifying such default, Seller may deliver a notice (the “Cure Notice”) in writing to Purchaser in the manner provided in this Agreement. Upon receipt of the Cure Notice, the Purchaser may elect acquire Seller’s Interest and Seller’s Newco Interest directly by delivery of a notice in writing to Seller in the manner provided in this Agreement within ten (10) Business Days of receipt of the Cure Notice. If (i) Seller does not receive such notice within ten (10) Business Days of the Purchaser’s deemed receipt of the Cure Notice, or (ii) Closing does not occur within twenty (20) Business Days of Purchaser’s deemed receipt of the Cure Notice, Seller may by delivering notice in writing to Purchaser in the manner provided in this Agreement terminate this Agreement and declare it and them null and void (except for those Liabilities that expressly survive such termination), in which event Seller shall retain the Down Payment as liquidated damages as the sole legal or equitable remedy for such default, the parties hereby acknowledging and agreeing that the damages which Seller would suffer as a result of such default and termination would be difficult, if not impossible, to determine and that the liquidated damages provided for herein are a fair and reasonable estimation of such damages.  If any Assignee is in breach of any representation or warranty that such Assignee gives or is deemed to give in this Agreement, and such default continues for ten (10) Business Days after written notice thereof from Seller to Purchaser specifying such default, Seller may by delivering notice in writing to Purchaser in the manner provided in this Agreement terminate this Agreement and declare it null and void (except for those Liabilities that expressly survive such termination), in which event Seller shall retain the Down Payment as liquidated damages as the sole legal or equitable remedy for such default, the parties hereby acknowledging and agreeing that the damages which Seller would suffer as a result of such default and termination would be difficult, if not impossible, to determine and that the liquidated damages provided for herein are a fair and reasonable estimation of such damages.

Section 12.05.                       Intentionally omitted.

Section 12.06.                       Intentionally omitted.

Section 12.07.                       Intentionally omitted.

Section 12.08.                       Exclusive Remedies.  The rights and remedies set forth in this Article XII shall be exclusive of all other rights to monetary damages that any party (or any party’s successors or assigns) would otherwise have at law or in equity in connection with the transactions contemplated by this Agreement or any other Document, other than with respect to claims based on common law fraud or rights which by law cannot be waived or limited.

Article XIII.

DOWN PAYMENT AND ESCROW

Section 13.01.                       Investment of Down Payment.  Upon receipt from Purchaser, Escrow Agent shall deposit the Down Payment in a designated bank account opened by Escrow Agent with Lloyds TSB Bank plc.

Section 13.02.                       Disbursement of Down Payment.  Escrow Agent shall hold the Down Payment in escrow and release the same as follows:

(a)           Except as provided in Section 13.02(c), if Escrow Agent shall receive written notice from Purchaser (“Seller Default Notice”) stating that (i) Seller has failed to complete Closing in accordance with the terms of this Agreement, or has defaulted in any other manner under this Agreement, (ii) Seller has not cured such failure or default in accordance with Section 12.02, and (iii) Purchaser is demanding the return of the Down Payment, then Escrow Agent shall immediately deliver a copy of the Seller Default Notice to Seller.  If on or before the date which is five (5) Business Days following Seller’s receipt of the Seller Default Notice, Seller shall object in writing (“Seller’s Objection Notice”) to the return of the Down Payment to Purchaser, then Escrow Agent shall not return the Down Payment to Purchaser.  If Seller shall not deliver a Seller’s Objection Notice to Escrow Agent on or before the date which is five (5)

Business Days following Seller’s receipt of the Seller Default Notice, then Escrow Agent shall promptly return the Down Payment to Purchaser, without the need for further instructions from or approvals by any other party to this Agreement.

(b)           Except as provided in Section 13.02(c), if Escrow Agent shall receive a written notice from Seller (“Purchaser Default Notice”) stating that (i) Purchaser or any Assignee has failed to complete Closing in accordance with the terms of the Purchase Agreement, or has defaulted in any other manner under this Agreement, (ii) Purchaser or Assignee has not cured such failure or default in accordance with Section 12.03 or Section 12.04 and (iii) Seller is demanding the release of the Down Payment to Seller, Escrow Agent shall promptly deliver a copy of the Purchaser Default Notice to Purchaser.  If on or before the date which is five (5) Business Days following Purchaser’s receipt of the Purchaser Default Notice, Purchaser shall object in writing (“Purchaser’s Objection Notice”) to the release of the Down Payment to Seller, then Escrow Agent shall not release the Down Payment to Seller.  If Purchaser shall not deliver a Purchaser’s Objection Notice to Escrow Agent on or before the date which is five (5) Business Days following Purchaser’s receipt of the Purchaser Default Notice, then Escrow Agent shall promptly release the Down Payment to Seller, without the need for further instructions from or approvals by any other party to this Agreement.

(c)           If Escrow Agent shall receive written notice from Purchaser (“Failure of Condition Notice”) stating that (i) Purchaser has failed to complete Closing in accordance with the terms of this Agreement solely due to a failure of one or more of the conditions set forth in Section 10.01 then Escrow Agent shall immediately deliver a copy of the Failure of Condition Notice to Seller.  If on or before the date which is five (5) Business Days following Seller’s receipt of the Failure of Condition Notice, Seller shall object in writing (“Seller’s Failure of Condition Objection Notice”) to the return of the Down Payment to Purchaser, then Escrow Agent shall not return the Down Payment to Purchaser.  If Seller shall not deliver a Seller’s Failure of Condition Notice to Escrow Agent on or before the date which is five (5) Business Days following Seller’s receipt of the Seller Default Notice, then Escrow Agent shall promptly return the Down Payment to Purchaser, without the need for further instructions from or approvals by any other party to this Agreement.

(d)           Unless the Down Payment shall have been previously released by Escrow Agent pursuant to this Section 13.02, at Closing, Escrow Agent shall deliver the Down Payment to Seller as part of the Purchase Price and the parties shall procure that appropriate instructions are given to the Escrow Agent to ensure such delivery simultaneously with Closing.

Section 13.03.                       Disputes.  In the event of any dispute between Seller, on the one hand, and Purchaser, on the other hand, regarding the disbursement of the Down Payment pursuant to Sections 13.02(a), (b) or (c), or in the event Escrow Agent shall receive conflicting demands or instructions with respect to the disbursement of the Down Payment, Escrow Agent shall withhold disbursement of the Down Payment until it receives either (i) joint written instructions from Seller and Purchaser with respect to the disbursement of the Down Payment or (ii) an order binding upon it from a court of competent jurisdiction with respect to the disbursement of the Down Payment.  Notwithstanding the foregoing, in the event of any such dispute or conflicting demands or instructions, Escrow Agent shall have the right to deliver the Down Payment into the registry of any court of competent jurisdiction, and Escrow Agent shall thereupon be released from any further liabilities or obligations with respect to the Down Payment.

Section 13.04.                       Compensation.  Escrow Agent shall receive no compensation for its services performed pursuant to this Agreement except for reasonable attorneys’ fees and costs incurred as a result of any dispute between the parties hereto.  Such fees and costs shall be borne by the party adjudged by a court of competent jurisdiction to have been at fault.

Section 13.05.                       Liability of Escrow Agent.  The parties covenant and agree that in performing any of its duties under this Agreement, Escrow Agent shall not be liable for any Loss which it may incur as a result of serving as Escrow Agent hereunder, except for any Loss arising out of its willful default or gross negligence.  Accordingly, Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities; or (ii) any action taken or omitted to be taken in reliance upon any document, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement; or (iii) failure, insolvency, or inability of the depositary to pay said funds upon demand for withdrawal; or (iv) levies by taxing authorities based upon the taxpayer identification number used to establish an interest bearing account.  Seller and Purchaser hereby agree, jointly and severally, to indemnify and hold harmless Escrow Agent against any and all Losses which may be imposed upon or incurred by Escrow Agent in connection with its serving as Escrow Agent hereunder, except for any Loss arising out of its willful default or gross negligence.

Section 13.06.                       Effect of Failure to Close on JV Agreement.  If any transaction contemplated by this Agreement does not close for any reason, including due to a default by Seller or Purchaser or their respective Affiliates or the failure of a condition to the closing of any such contemplated transaction, the same shall not have any effect on the JV Agreement, the documents governing Newco GP, the documents governing Newco LP, or any other documents, instrument and agreement existing with respect to the Facilities or the ownership thereof except as such documents, instruments and agreement may be modified by this Agreement or other documentation executed and delivered by the relevant parties.

Article XIV.

MISCELLANEOUS

Section 14.01.                       Further Actions.  From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents as reasonably requested by any other party in order more effectively to consummate the transactions contemplated hereby.

Section 14.02.                       Consents under Old Venture Agreement.  The parties acknowledge that the transactions contemplated hereunder may require the consent of the Purchaser and/or Seller in accordance with the JV Agreement. By execution of this Agreement, each of Purchaser and

Seller grants any and all consents required to be given pursuant to the JV Agreement with respect to the transactions contemplated by this Agreement including, without limitation, the Newco Transaction, the Loan Modification, the acquisition by Purchaser or its designee of Seller’s Interest and Seller’s Newco Interest and the Alternative Transaction.

Section 14.03.                       Notices.  All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, or by electronic mail or facsimile (provided that an additional copy is delivered by one of the foregoing methods), addressed as follows:

(a)	If to Seller, to:

James R. Jones III
Morgan Stanley
20 Bank Street
7th Floor
Canary Wharf
London E14 4AD
United Kingdom

and

Martijn Bosch
Morgan Stanley
20 Bank Street
7th Floor
Canary Wharf
London E14 4AD
United Kingdom

and

Michael Levy
Morgan Stanley
1585 Broadway
37th Floor
New York, NY 10036
USA

(b)	If to Purchaser, to:

c/o Sunrise Senior Living, Inc.
7900 Westpark Drive, Suite T-900
McLean, Virginia 22102
Attn.: General Counsel

Telecopy No.: (703) 744-1990
Telephone No.: (703) 854-0334

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn.: Eugene A. Pinover, Esq.
Telecopy No.: (212) 728-9254
Telephone No.: (212) 728-8254

or such other address as a party may from time to time notify the other party in writing (as provided above).  Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the fifth Business Day following the date so mailed, (ii) if delivered by courier, on the date received and (iii) if sent by facsimile, on the date transmitted if during normal business hours of the recipient, and otherwise on the next Business Day of the recipient, in each case as evidenced by receipt by the sending party of electronic confirmation of successful transmission form the receiving party’s facsimile machine.

Section 14.04.                       Entire Agreement.  This Agreement, the Exhibits and the other Documents (together the “Transaction Documents”) contain the entire understanding among the parties with respect to the subject matter hereof and are intended to be a full integration of all prior or contemporaneous agreements, conditions or undertakings among the parties hereto and supersede any prior agreement (whether oral or written) relating to the proposed transaction.  There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among the parties with respect to the subject matter hereof other than as set forth in this Agreement and the Exhibits and other Documents.  It is agreed that (a) no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other party (or any of its Affiliates) in relation to the proposed transaction which is not expressly set out in any Transaction Document; (b) any terms or conditions implied by law in any jurisdiction in relation to the proposed transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived; (c) the only right or remedy of a party in relation to any provision of any Transaction Document shall be for breach of the relevant Transaction Document; and (d) except for any liability in respect of a breach of any Transaction Document, no party (or any of its Affiliates) shall owe any duty of care or have any liability in tort or otherwise to the other party (or its respective Affiliates) in relation to the proposed transaction; provided that this section shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.  Each party agrees to the terms of this section on its own behalf and as agent for each of its Affiliates.

Section 14.05.                       Not Construed Against Drafter.  This Agreement has been negotiated and prepared by the parties and their respective counsel, and should any provision of this Agreement require judicial interpretation, the court interpreting or construing the provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

Section 14.06.                       Binding Effect; Benefits.  Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns.  Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 14.07.                       Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller without the prior written consent of Purchaser. Purchaser may direct Seller to transfer all or part of the Seller’s Interest and Seller’s Newco Interest to, or cause an equivalent Alternative Transaction to occur with, one or more Persons and assign the benefit of the warranties given by the Seller in this Agreement to such assignee provided that (i) the respective representations and warranties of Purchaser hereunder shall be true and correct in all material respects as applied to the applicable assignee with such modifications (except in the case of the warranties and representations set out in sections 5.08 to 5.11 inclusive) required to make such representations and warranties true as to such assignee so long as any such modifications do not have an adverse effect on Seller or the ability of such assignee to consummate the transaction contemplated by this Agreement, (ii) the assignee shall deliver a certificate including representations and warranties as required herein from assignee in a form that is enforceable by Seller against assignee, (iii) Purchaser shall remain fully liable for its obligations under this Agreement and all obligations of the assignee in connection with the relevant transaction and (iv) the aggregate liability of Seller in respect of such representations and warranties shall not increase.

Section 14.08.                       Governing Law.  This Agreement and any non-contractual obligations arising out of or in relation to this Agreement shall in all respects be governed by and construed in accordance with English law.  Any dispute, controversy or claim arising out of or in connection with this contract, including any question regarding its existence, validity or termination (but excluding any action seeking interim relief such as an injunction or freezing order, which can only be given by a court), shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (LCIA), which Rules are deemed to be incorporated by reference into this clause.  The tribunal shall consist of one arbitrator, who is to be nominated by agreement of the parties and, if they fail to agree within seven days, by the President or a Vice President of the LCIA.  The place of arbitration shall London, England, and the language to be used in the arbitral proceedings shall be English.

Section 14.09.                       Amendments and Waivers.  No term or provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought.  Any waiver shall be effective only in accordance with its express terms and conditions.

Section 14.10.        Severability.  Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

Section 14.11.        Headings.  The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 14.12.        Counterparts.  This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

Section 14.13.        References.  All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

Section 14.14.        Exhibits.  Unless otherwise specified herein, each Exhibit referred to in this Agreement is attached hereto, and each such Exhibit (other than Exhibits that are to be separately executed and delivered as Documents) is hereby incorporated by reference and made a part hereof as if fully set forth herein.

Section 14.15.        Attorneys’ Fees.  In the event any party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to court.  For purposes of this Agreement, “prevailing party” shall mean, in the case of a Person asserting a claim, such Person is successful in obtaining substantially all of the relief sought, and in the case of a Person defending against or responding to a claim, such Person is successful in denying substantially all of the relief sought.

Section 14.16.        Facsimile and PDF Signatures.  Signatures to this Agreement transmitted by telecopy or by electronic mail in PDF format shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other parties, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature or signature transmitted by electronic mail in PDF format and shall accept the telecopied signature or signature transmitted by electronic mail in PDF format of each other party to this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

PURCHASER:

SUNRISE SENIOR LIVING INTERNATIONAL LIMITED PARTNERSHIP, ACTING BY ITS GENERAL PARTNER, SUNRISE SENIOR LIVING JERSEY LIMITED

By:	/s/ Edward Burnett
Name:	Edward Burnett
Title:	Director

SELLER:

MORGAN STANLEY REAL ESTATE FUND VI SPECIAL-A INTERNATIONAL, L.P. ACTING BY ITS GENERAL PARTNER, MSREF VI INTERNATIONAL-GP, L.L.C.

By:	/s/ Sara Davis
Name:	Sara Davis
Title:	Vice President

MSREF VI SPECIAL-B C.V. ACTING BY ITS GENERAL PARTNER, MSREF VI SPECIAL-B GP LLC.

By:	/s/ Sara Davis
Name:	Sara Davis
Title:	Vice President

MORGAN STANLEY REAL ESTATE FUND VI INTERNATIONAL-T, L.P. ACTING BY ITS GENERAL PARTNER, MSREF VI INTERNATIONAL-GP, L.L.C.

By:	/s/ Sara Davis
Name:	Sara Davis
Title:	Vice President

MSREF VI TE C.V. ACTING BY ITS GENERAL PARTNER, MSREF VI TE COOP-GP LLC.

By:	/s/ Sara Davis
Name:	Sara Davis
Title:	Vice President

MORGAN STANLEY REAL ESTATE INVESTORS VI INTERNATIONAL, L.P. ACTING BY ITS GENERAL PARTNER, MSREF VI INTERNATIONAL-GP, L.L.C.

By:	/s/ Sara Davis
Name:	Sara Davis
Title:	Vice President